UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: (Date of Earliest Event Reported)                      July 26, 2006
Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On July 26, 2006, Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the parent company for Southern Community Bank and Trust, issued a press release announcing operating results for the second quarter ended June 30, 2006. A copy of the press release is attached hereto as Exhibit 99.1.
As previously reported, the Company intends to restate its financial statements for the quarter ended March 31, 2006 and the years ended December 31, 2003, 2004 and 2005 and the related quarterly periods, as a result of the correction of the accounting treatment related to its interest rate swaps associated with brokered certificates of deposits (“CDs”). The Company plans to refile its Annual Report on Form 10-K/A for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006 to reflect the proper accounting treatment. Information attached to this Form 8-K as Exhibit 99.2 has been provided to reflect a summary of the changes to the balance sheet and income statement line items for the periods included in these reports.
Item 8.01 Other Events
On July 26, 2006, Southern Community Financial Corporation announced a plan to repurchase up to 1 million shares of its common stock. During 2005, the Company announced repurchase plans totaling 900,000 shares, under which 607,100 shares have been repurchased from inception in 2005 through June 2006.
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty banking offices throughout the Piedmont region of North Carolina.
Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Press release dated July 26, 2006
99.2 Summarized restated financial information
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

July 26, 2006	By:	/s/ David W. Hinshaw

Name: David W. Hinshaw
Title: Executive Vice President and Chief Financial Officer